Exhibit 99.1

HISTOGENICS CORPORATION CLOSES $30.0 MILLION PRIVATE PLACEMENT

WALTHAM, Mass., September 29, 2016 /GLOBE NEWSWIRE/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, today announced the closing of its previously disclosed $30.0 million private placement of common stock, Series A Convertible Preferred Stock and warrants pursuant to a securities purchase agreement. The private placement was led by new healthcare dedicated institutional investors, with participation by certain existing investors.

Histogenics expects to use the net proceeds from the private placement to support the development of NeoCart®, its novel cartilage repair therapy, including the completion of the ongoing Phase 3 clinical trial, and for general corporate and working capital purposes. Histogenics expects the proceeds raised in the offering along with its existing cash resources to last through the middle of 2018. Based on Histogenics’ current plans, enrollment in the NeoCart Phase 3 clinical trial will be completed in the second quarter of 2017, with topline data on its 1-year primary efficacy endpoint available by the middle of 2018.

Pursuant to the terms of the securities purchase agreement, Histogenics sold 2,596,059 shares of common stock at a price of $2.25 per share and 24,158.8693 shares of newly created Series A Convertible Preferred Stock, which shares of preferred stock are convertible into 10,737,275 shares of common stock. Purchasers received warrants to purchase up to 13,333,334 shares of common stock at an exercise price of $2.25 per share. The warrants are exercisable following approval of the private placement by Histogenics stockholders and will expire 5 years from the date of such stockholder approval.

Affiliates of certain members of Histogenics’ Board of Directors purchased an aggregate of 283,046 shares of common stock and 2,563.1439 shares of Series A Convertible Preferred Stock in the private placement and received warrants to purchase up to 1,422,221 shares of Histogenics’ common stock at an exercise price of $2.25 per share.

H.C. Wainwright & Co., LLC served as the sole placement agent in connection with this offering.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Histogenics has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock purchased in the private placement and the shares of common stock underlying the warrants and issuable upon conversion of the Series A Convertible Preferred Stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Histogenics Corporation

Histogenics is a leading regenerative medicine company developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate,

NeoCart®, is currently in Phase 3 clinical development. NeoCart is an autologous cell therapy designed to treat cartilage defects in the knee using the patient’s own cells. Knee cartilage defects represent a significant opportunity in the United States, with an estimated 500,000 or more applicable procedures each year. NeoCart is designed to exhibit characteristics of articular, hyaline cartilage prior to and upon implantation into the knee and therefore does not rely on the body to make new cartilage, characteristics not exhibited in other current treatment options. For more information, please visit www.histogenics.com.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others: the expected closing and closing date of the offering and the use of proceeds of the offering and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com